Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Stock Incentive Plan (as amended effective May 3, 2021) and the 2014 Employee Stock Purchase Plan (as amended effective May 3, 2021) of Sesen Bio, Inc. of our report dated March 15, 2021, with respect to the consolidated financial statements of Sesen Bio, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 10, 2021